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                                                                       EXHIBIT B

                       WATERHOUSE INVESTOR SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                    Fiscal Years Ended August 31,                 Six Months Ended
                                    --------------------------------------------------------------  February 29,
                                        1991        1992         1993         1994         1995        1996
                                    ----------- -----------  -----------  -----------  -----------  -----------
Earnings Before Taxes On Income     $ 5,689,134 $15,163,052  $25,791,806  $28,009,177  $33,447,304  $25,677,412
                                    ----------- -----------  -----------  -----------  -----------  -----------

Fixed Charges:
     Interest                         1,388,577   1,958,817    3,043,570    5,791,799   11,805,775   15,393,832
     Interest Factor in Rent            418,685     618,012      899,371    1,206,530    1,433,164    1,181,007
                                    ----------- -----------  -----------  -----------  -----------  -----------
     Total Fixed Charges              1,807,262   2,576,829    3,942,941    6,998,329   13,238,939   16,574,839
                                    ----------- -----------  -----------  -----------  -----------  -----------

Earnings Before Taxes On Income
      and Fixed Charges             $ 7,496,396 $17,739,881  $29,734,747  $35,007,506  $46,686,243  $42,252,251
                                    =========== ===========  ===========  ===========  ===========  ===========

Ratio Of Earnings to Fixed Charges         4.15        6.88         7.54         5.00         3.53         2.55




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